EXHIBIT 99
Dear Coworkers, Customers, Partners and Shareholders:
CDW had a productive but challenging year in 2006. We reported record revenue of $6.8 billion and record diluted earnings per share of $3.30. Our financial results were achieved while implementing the biggest strategic changes we have undertaken during my tenure as chief executive officer: the geographic reorganization of our corporate sector sales force serving medium and large customer accounts and the acquisition of Berbee Information Networks Corporation. In addition, we completed the first full year of operations at our Western Distribution Center in North Las Vegas, Nevada.
These landmark steps significantly expand our platform for growth, and they contribute to our vision of becoming the world’s biggest — and best — direct technology provider for business, government and education. To realize our vision, we consider dynamics driving market demand. In this competitive business climate, customers increasingly want to leverage IT to enhance business performance. Customers also want easy access to both core technology and advanced solutions, so they can spend more time running their businesses. Following the changes we implemented in 2006, we are now better positioned to meet customer demand and be a single source provider of information technology products and services, which should enable us to continue to take market share.
Our biggest change in 2006 was the geographic realignment of our corporate sector sales force, which was designed to improve our sales coverage model and ultimately better serve our customers. Most of our medium and large corporate customers were segmented into five geographic regions comprised of 32 districts, and account managers were realigned accordingly. The initiative provides a consistent regional framework between our corporate and public sectors, and it represents a key component of our growth platform.
The geographic realignment was a significant undertaking and proved to be the most disruptive event between CDW and our customers in the company’s 22-year history. While our goals of increasing visibility of market opportunities, driving new business, increasing share of customer spend, improving deployment of sales resources, and better aligning the corporate sales force with our vendor partners are being realized, it took us longer than we anticipated to rebuild relationships between the tens of thousands of customers and hundreds of account managers that were reassigned. The geographic realignment negatively impacted corporate sector revenue growth for the year, which was 2.3 percent. In addition, operating margin for the corporate sector was flat at 7.8 percent compared to the previous year.
The adjustment period is now behind us. As we continue to rebuild relationships with our medium and large corporate customers, we expect the corporate sector to generate more growth — and to do so profitably.
While the corporate sales team serving medium and large customers adapted to its new structure last year, we did not add significantly to its sales team. Instead, we took the opportunity to invest in both the corporate sector’s small business sales team and the public sector sales team. In particular, we added new resources to our healthcare channel within the public sector.
Revenue growth for the public sector was 15.0 percent, which soundly outpaced market growth. However, partially due to the increase in sales force headcount, the public sector’s operating margin of 4.9 percent was lower compared to 5.9 percent a year ago. We expect to leverage our 2006 sales force investments in 2007.
Another milestone event that expanded our platform for growth was the acquisition of Berbee Information Networks Corporation in October 2006. One of the nation’s largest IT solution providers, Berbee offers best-in-class engineering capabilities in advanced technologies primarily across the Cisco, IBM and Microsoft platforms. Berbee is a national gold certified partner with Cisco, a premier business partner with IBM authorized to sell all IBM server and storage lines, and has six Microsoft gold certifications. Berbee has 11 offices and two data centers in six Midwestern states and is a separate operating segment of CDW.
One of our industry’s fastest growing categories is advanced technology solutions. The addition of Berbee augments our ability to compete in this category with solution-based offerings, while meeting our customers’ more complex business requirements. Berbee’s IT solutions and engineering capabilities enable us to offer more advanced technology platforms including network infrastructure and unified communications, systems and storage, security, productivity applications and managed services. Berbee enhances our ability to expand our customer base, capture a greater share of our customers’ IT spending and increase our addressable market.
We are extremely pleased to have Berbee as a CDW company. We will focus significant effort on expanding the Berbee platform on a national basis, both organically and through acquisitions.
December 2006 marked the one-year anniversary of operations at our new 513,000 square foot Western Distribution Center in North Las Vegas, Nevada. By the end of 2006, we shifted approximately 30 percent of our total shipping volume from our legacy distribution center in Vernon Hills, Illinois, to the Western Distribution Center. We will continue to focus on driving more volume through the Western Distribution Center, as we still have plenty of capacity and need to further leverage our investment in this state-of-the-art facility.
Strong vendor partnerships are fundamental to our ability to offer customers the right technology products when they need them, and we continued to build these relationships in 2006. First, we optimally aligned our marketing and purchasing functions to better support our sales organization and make it easier for partners to do business with us. Second, as a result of the sales force geographic realignment, our partners in each region now have dedicated CDW sales teams for both the public and corporate sectors. This has resulted in vendors bringing us into more sales opportunities at earlier stages, which supports our pipeline and gives us an advantage to win incremental business.
Several of our key financial metrics continued to be strong in 2006. Cash flow from operations was $217 million, return on equity was 20.7 percent, and return on invested capital was 33.9 percent. We returned approximately $268 million to shareholders through share repurchases and dividends, and we invested in our future growth by acquiring Berbee for approximately $186 million.
What do we expect in 2007? Despite an uncertain outlook in the U.S. economy and sluggish U.S. business and government personal computer sales in the third and fourth quarters of 2006, CDW is positioned to prosper and grow in 2007 and beyond. We still aspire to reach our ambitious goal of a $10 billion annual run rate in revenue by the end of 2008, which will likely include both organic growth and acquisition activity.
As we continue to expand our platform for growth, we will strive to:
• Profitably outpace market growth
• Leverage our investments and improve productivity
• Continue our tradition of providing unmatched service to our customers
• Adapt to changing market dynamics, even though change may be challenging in the short term
• Invest strategically in our long-term growth
With the geographic realignment complete, our corporate sales team serving medium and large customers is well positioned to benefit from its new regional focus and is re-energized to compete in a market where we are one of the leading players, even though our market share is less than 4 percent.

To further invest for future growth, we plan to add 350 to 400 net new sales force coworkers across all of our operating segments. The geographic realignment gives us greater visibility into selling opportunities with both existing and prospective medium and large corporate customers. Our ability to effectively align account managers with customers and specifically target where to place incoming account managers in the medium and large sales team has greatly improved. While it takes time for new account managers to gain selling expertise and build customer relationships, we believe this is the right time to make this important investment.
We will strategically hire engineers for Berbee to drive additional growth and IT coworkers to better leverage technology and improve productivity gains. To offset these planned investments, we intend to keep expenses in check and leverage our previous investments in other support functions.
Turning to industry trends, many of our vendor partners, such as HP, Microsoft, Cisco, Adobe, IBM and Lenovo, are focusing greater attention on growth opportunities in the small business channel. These major vendors are developing more products specific to small business customers’ needs. We are working with our partners to create and merchandise bundled solutions and promote these products and solutions to our customers. Many of our partners consider us their preferred partner to most effectively reach this highly fragmented market of more than 11 million businesses.
After six years as your CEO, I remain confident about our future because of our coworkers’ commitment to excellent customer service and the strength of our executive team. We have made significant investments over the past two years and are more strategically positioned than any of our competitors to take market share and grow profitably.
Our coworkers continue to demonstrate their commitment to excellence in serving our customers and the communities in which we live and work.
CDW ranked No. 1 in CIO Insight magazine’s Vendor Value Study, which measures 40 technology providers and their ability to meet customers’ expectations for providing business value, as well as the reliability and quality of their service. We also came in first in an eWeek magazine survey of its subscribers on nine characteristics considered important when choosing an IT reseller. We hold places of honor in many other prestigious lists, including FORTUNE’s “America’s Most Admired Companies,” FORTUNE’s “100 Best Companies to Work For” (for the ninth consecutive year), Computerworld’s “Best Places to Work in IT,” G.I. Jobs magazine’s “Top 50 Most Military Friendly Employers,” and CRO magazine’s “100 Best Corporate Citizens.”
We are all very proud of the approximately 380 coworkers we sent to Louisiana to help clean up and rebuild in the wake of Hurricane Katrina. In addition, we have donated IT products to hundreds of military families so they can communicate with their loved ones deployed overseas.
On behalf of our board of directors, our officers and our shareholders, I want to thank our approximately 5,500 coworkers for their extraordinary efforts. Never forget that if you...
Strive For Perfection, You Will Achieve Excellence!
Sincerely,
John A. Edwardson
Chairman and Chief Executive Officer
March 2, 2007